Exhibit 10.1
[EXECUTIVE NAME] (“Executive”)
VIA EMAIL TO
Re: Amendment to Your Offer Letter Dated [date]

Executive and Social Finance, LLC (the “Company”) (collectively, the “Parties”) agree to amend the offer letter entered into by the Parties as of [date] (the “Agreement”) as follows (the “Amendment”):
1.In consideration for the mutual promises set forth in the Agreement and this Amendment, the Parties agree to provide each other with sixty (60) days’ advance written notice before terminating Executive’s employment under the Agreement; provided, however, such notice requirement shall not apply to a termination for “Cause.” For purposes of this Amendment, “Cause” shall mean any of the following acts or omissions: (i) Executive’s willful failure to perform his or her duties and responsibilities to the Company, its affiliates or subsidiaries, (ii) the commission by Executive of any act of fraud, embezzlement, material dishonesty or other misconduct that is detrimental to the Company, its affiliates or subsidiaries or that otherwise has caused or would reasonably be expected to result in material injury or harm to the Company or its subsidiaries, (iii) the unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any party to whom an obligation of nondisclosure is owed, (iv) a material breach by Executive of any obligations under any written agreement or covenant with the Company, or (v) any act deemed to constitute “cause” under a written agreement with the Company and Executive.
2.Thus, any resignation by Executive or termination by the Company without Cause shall not become effective until 60 days after written notice of resignation or termination without Cause is provided.
3.During the 60-day notice period, Executive shall continue to perform the duties of Executive’s position to the best of Executive’s abilities and shall remain an employee of the Company subject to the terms of the Agreement and other agreements between Executive and the Company, including without limitation the Confidential Information and Invention Assignment Agreement, as well as the policies and procedures of the Company.
4.Notwithstanding the above, in the sole discretion of the Company, the Company may relieve Executive from the performance of the regular duties of Executive’s position, in whole or in part, at any time during the 60-day notice period, upon providing written notice to Executive. In that event, Executive will remain employed by the Company until the end of the 60-day notice period and shall continue to receive Executive’s base salary and employee benefits that Executive was receiving before the notice of termination was issued.
The Parties agree to this Amendment by signing below.

[Signature Block]